Exhibit 4

EUNIVERSE, INC.

SECURED NOTE PURCHASE AGREEMENT

This Secured Note Purchase Agreement (the “Agreement”) is made this 15th day of July, 2003 (the “Effective Date”) by and between eUniverse, Inc., a Delaware corporation (the “Company”), and VP Alpha Holdings IV, L.L.C. (the “Purchaser”).

RECITALS

WHEREAS, on the terms and subject to the conditions of this Agreement, the Company desires to issue and sell, and the Purchaser desires to purchase from the Company, a secured note in the aggregate principal amount of $2,500,000, in the form attached hereto as Exhibit A (the “Note”), in consideration of $2,000,000 loaned directly to the Company and the cancellation of a $500,000 note (the “Assigned Note”) purchased by the Purchaser from 550 DMV (as defined below) in connection herewith;

WHEREAS, in further consideration of the purchase by the Purchaser of the Note, the Company may, subject to certain conditions, issue to the Purchaser a warrant to purchase 200,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.10 per share (or a substantially similar preferred stock with the changes set forth in the Option Agreement (as defined below)), in the form attached hereto as Exhibit B (the “Warrant”); and

WHEREAS, the Note, the Warrant, and any Preferred Stock issuable upon exercise of the Warrant are collectively referred to herein as the “Securities.”

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

1.                                       Purchase and Sale of Note.

(a)                                  Sale and Issuance of Note.  At the Closing (as hereinafter defined), on the terms and subject to the conditions of this Agreement, the Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to the Purchaser, the Note.

(b)                                 Closings.

(i)                                     The sale and purchase of the Note to be purchased by the Purchaser (the “Closing”) shall occur at the offices of Fulbright & Jaworski L.L.P. 865 S. Figueroa St., 29th Floor, Los Angeles, CA 90017, at 10:00 a.m. (Los Angeles time), on July 16, 2003 or on such other business day thereafter as may be agreed upon by the Company and the Purchaser. At the Closing, the Company will deliver to the Purchaser the Note dated the date of the Closing, and registered in the name of the Purchaser, in exchange for delivery by the Purchaser to the Company or its order of immediately available funds in the amount of $2,000,000 and the Assigned Note.

2.                                       Security Interest.  The indebtedness represented by the Note shall be secured and shall be entitled to the benefit of a security agreement, in the form attached hereto as Exhibit C (the “Security Agreement”), pursuant to which the Purchaser shall be granted a first priority security interest in all of the assets of the Company, pari passu with the first priority security interest in favor of 550 DMV (as defined below) pursuant to the certain Security Agreement dated September 6, 2000, as amended or modified to date.

3.                                       Conditions to Closing(s).  The Purchaser’s obligation to purchase and pay for the Notes to be sold to it at the Closing is subject to the fulfillment of the following conditions (unless waived in writing by Purchaser):

(a)                                  Representations and Warranties.  The representations and warranties of the Company in the Transaction Documents (as defined in Section 4(a)) shall be correct when made and at the time of the Closing.

(b)                                 Performance; No Default.  The Company shall have performed and complied with all agreements and conditions contained in the Transaction Documents  required to be performed or complied with by it prior to or at the Closing.

(c)                                  Compliance Certificates.  The Company shall have delivered to the Purchaser an officer’s certificate, dated the date of the Closing, certifying that the conditions specified in Section 3(a) and Section 3(b) have been fulfilled.

(d)                                 Due Diligence.  Purchaser shall have completed its business and legal due diligence of Borrower and approved the same in its sole discretion.

(e)                                  No Material Adverse Change.  Since the date hereof, there shall have been no material adverse change or effect that, individually or when taken together with all other changes or effects, is or could be likely to be materially adverse to the business assets, financial condition, operations, capitalization, or prospects of the Company and its subsidiaries, taken as a whole.

(f)                                    Note.  The Company shall have delivered to Purchaser the Note, duly executed by the Company.

(g)                                 The Security Agreement.  The Company shall have delivered to Purchaser the Security Agreement, duly executed by the Company.

(h)                                 The Option Agreement.  The Company shall have delivered to Purchaser the Option Agreement, duly executed by the Company and 550 DMV shall have delivered the Option Agreement (as defined in Section 7(k)), duly executed by 550 DMV.

(i)                                     The Intercreditor Agreement.  The Company shall have delivered to Purchaser an Intercreditor Agreement in the form of Exhibit D hereto (the “Intercreditor Agreement”), duly executed by the Company and 550 DMV shall have delivered the Intercreditor Agreement, duly executed by 550 DMV.

(j)                                     Financing Statements.  The Company shall have delivered to Purchaser UCC-1 financing statements and other documents and instruments which Purchaser may reasonably request to perfect its security interest in the collateral described in the Security Agreement, duly executed by the Company.

(k)                                  Expenses.  The Company shall have reimbursed Purchaser for its transaction expenses in accordance with Section 10(a).

(l)                                     Opinion of Counsel.  Purchaser shall have received an opinion of legal counsel for the Company in the form of Exhibit E.

(m)                               Certificate of Good Standing.  A Certificate of Good Standing with respect to the Company, certified as of a recent date prior to the Closing by the Secretary of State of the State of Delaware.

(n)                                 Secretary’s Certificate.  A certificate of the Secretary of the Company, dated the Closing Date, certifying that (1) the Certificate of Incorporation of the Company, delivered to Purchaser pursuant to the terms hereof, is in full force and effect and has not been amended, supplemented, revoked or repealed since the date of such certification; (2) attached thereto is a true and correct copy of the Bylaws of the Company as in effect on the Closing Date; (3) attached thereto is a true and correct copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents (as defined in Section 4(a)) and the consummation of the transactions contemplated hereby and thereby; and (4) there are no proceedings for the dissolution or liquidation of the Company that have commenced or, to the knowledge of the Company, been threatened.

4.                                       Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchaser that as of the date hereof:

(a)                                  Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  It has all requisite right, power and authority to (i) own or lease and operate its properties and assets, (ii) conduct its business as presently conducted, and (iii) engage in and consummate the transactions contemplated hereby, except as set forth on Schedule 4(a).  The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification or authorization is required by applicable law except for those jurisdictions in which failure to do so would not have a material adverse effect on (x) the Company’s ability to perform its obligations under this Agreement, the Note, the Security Agreement, the Option Agreement, the Intercreditor Agreement or that certain Amendment to Second Amended and Restated Convertible Secured

Promissory Note by the Company in favor of the Purchaser, dated as of the date hereof (the “Transaction Documents”) or (y) the results of operations, condition (financial or otherwise), business, assets or liabilities of the Company and its Subsidiaries, taken as a whole (in either case, a “Material Adverse Effect”).

(b)                                 Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the authorization, sale, issuance and delivery of the Note, and the performance of all obligations of the Company hereunder and thereunder has been taken.  The Agreement and the Note, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.  The Company’s Board of Directors has determined in its good faith business judgment that the issuance of the Securities hereunder and the consummation of the other transactions contemplated hereby are in the best interests of the Company and its stockholders.

(c)                                  No Conflict with Other Instruments.  Except as set forth on Schedule 4(c), the execution, delivery and performance of this Agreement and the Note will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Company’s Certificate of Incorporation (the “Certificate”) or the Company’s by-laws; (ii) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (iii) any material contract, obligation or commitment to which the Company is a party or by which it is bound or other contract, obligation or commitment to which the Company is a party or by which it is bound and which would reasonably be expected to have a Material Adverse Effect or impair the Company’s performance of this Agreement or the Note; or (iv) any statute, rule or governmental regulation applicable to the Company.

(d)                                 Securities Law Compliance.  Subject to the accuracy of the representations and warranties of the Purchaser set forth in Section 5, the offer, issue, and sale of the Note is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Act”) and the qualification requirements, if any, of applicable state securities laws.

(e)                                  Subsidiaries.  Except as set forth on Schedule 4(e), the Company has no Subsidiaries.  For purposes of this Agreement, “Subsidiary” means any corporation, association or other business entity in which the Company or one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by the Company or one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of the Company or one or more of its Subsidiaries).

(f)                                    Absence of Changes.  Since March 31, 2003, except as set forth on Schedule 4(f) hereto, the Company and its Subsidiaries have not (1) sold, leased, transferred or otherwise disposed of any material portion of their assets (other than dispositions in the ordinary course of business consistent with past practices), (2) terminated or amended in any material respect any Material Contract to which the Company or any of its Subsidiaries is a party or to which it is bound or to which its properties are subject, (3) suffered any loss, damage or destruction, whether or not covered by insurance, which has had a Material Adverse Effect, (4) incurred any liabilities for indebtedness (other than in the ordinary course of business or contractual liabilities) which, individually or in the aggregate, have had a Material Adverse Effect, (5) incurred, created or suffered to exist any material Liens on its assets, (6) suffered any labor dispute, strike, or other work stoppage, (7) made or obligated itself to make any capital expenditures in excess of $100,000 individually, (8) paid any dividends, whether in cash or property, on account of, or repurchased any of, the Common Stock, (9) increased the compensation payable or to become payable to any of its executive officers out of the ordinary course of business,(10) entered into any contract or other agreement requiring the Company or a Subsidiary to make payments in excess of $250,000 individually, other than in the ordinary course of business consistent with past practices or (11) entered into any agreement to do any of the foregoing.

(g)                                 Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing (other than notice filings) or declaration with, any court or any federal, state, municipal or local government or any political subdivision, governmental department, board, agency or instrumentality thereof, and any administrative or regulatory agency (each, a “Governmental Authority”) is required in connection with the execution, delivery or performance by the Company of this Agreement or the issuance, sale and delivery of the Note.

(h)                                 Litigation.  Except as set forth on Schedule 4(h) hereto, there is no litigation, action, complaint, claim or suit, judicial or administrative action, audit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries or any of their respective properties.  Neither the Company nor any Subsidiary is in default in any material respect under any judgment, order or decree of a Governmental Authority.  There is no judgment, order, decree, injunction, stipulation or settlement against the Company or any Subsidiary that is reasonably likely to prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement or that would reasonably be likely to cause a Material Adverse Effect.

(i)                                     Taxes.  Except as set forth on Schedule 4(i), the Company and its Subsidiaries have timely filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (x) the amount of which is not individually or in the aggregate material or (y) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  Except as set forth on Schedule 4(i), none of the Company’s or its Subsidiaries’ tax returns is currently subject to an audit.

(j)                                     Title to Property; Leases.  Except as set forth on Schedule 4(j) hereto, the Company and its Subsidiaries have good and sufficient title to their respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet of the Company or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens, except for those defaults in title and Liens which do not and will not materially detract from the value of the property subject thereto or interfere with the use of the property subject thereto or materially impair the respective operations of the Company and any Subsidiary involving such property.  All leases of the Company and its Subsidiaries are valid and subsisting and are in full force and effect in all material respects.  Neither the Company nor any of its Subsidiaries owns any real property and none of them is in material breach of any real property lease.

(k)                                  Licenses, Permits, Etc.  The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

(l)                                     Employee Benefit Plans.  Except as set forth on Schedule 4(l) hereto: (i) neither the Company nor any Subsidiary has employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); (ii) the Company and each Subsidiary does not now, or has it ever, maintained, established, sponsored, participated in, or contributed to, any pension plan within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended; and (iii) at no time has the Company or any Subsidiary contributed to or been requested to contribute to any multiemployer plan as defined in Section 3(37) of ERISA.

(m)                               Existing Indebtedness.  Except as described therein, Schedule 4(m) hereto sets forth a complete and correct list of all outstanding Indebtedness (as hereinafter defined) of the Company and its Subsidiaries as of May 31, 2003, since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.  For purposes of this Agreement, “Indebtedness” with respect to the Company means, at any time, without duplication, (i) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock; (ii) its liabilities for the deferred purchase price of property acquired by the Company (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (iii) all liabilities appearing on its balance sheet in accordance with GAAP in respect of capital leases; (iv) all liabilities for borrowed money secured by any Lien with respect to any property owned by the Company (whether or not it has assumed or otherwise become liable for such liabilities); (v) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and (vi) any guaranty of the Company with respect to liabilities of a type described in any of subclauses (i) through (v) hereof.  Except as set forth on Schedule 4(m), since the date of the 2003 Financial Statements (as defined in Section 4(q)), neither the Company nor any Subsidiary has incurred any liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise of a kind that would have been required to be disclosed on such 2003 Financial Statements if they were dated as of the date hereof other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the 2003 Financial Statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the 2003 Financial Statements.

(n)                                 Patents, Copyrights and Trademarks.  The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, others (collectively, “Intellectual Property”).  A list of the Company’s registered trademarks, copyrights and service marks, patents and domain names is set forth on Schedule 4(n).  The Company has not received any written communications alleging that any of the Company’s material Intellectual Property has violated any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.  The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company, other than those which have been assigned to the Company.  The Company has no actual knowledge of any unauthorized use, infringement or misappropriation of its intellectual property rights or of any obligation on the part of the Company to pay any royalties or other payments to third parties.  The Company has entered into written agreements with all key employees and key contractors of the Company and each Subsidiary with provisions seeking to protect the confidentiality of all Company Intellectual Property and to ensure full and unencumbered ownership by the Company or a Subsidiary of all Company Intellectual Property including, without limitation, appropriate “work for hire” language.

(o)                                 Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

(p)                                 Capitalization.  The authorized capital stock of the Company consists of

250,000,000 shares of Common Stock, par value $0.001 per share, and 40,000,000 shares of preferred stock (“Preferred Stock”), par value $0.10 per share. 10,000,000 shares of the Preferred Stock have been designated as  Series A 6% Convertible Preferred Stock (the “Series A”) and  4,098,335 shares of preferred stock have been designated Series B Preferred Shares (the “Series B”). There are outstanding 26,562,239 shares of Common Stock, 350,250 shares of Series A and 1,923,077 shares of Series B, and the Company has no other shares of capital stock outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable.

Except as set forth on Schedule 4(p):  (1) there are no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock, nor are any such issuances or arrangements contemplated other than pursuant to the eUniverse, Inc. 1999 Stock Awards Plan and the eUniverse, Inc. 2002 Employee Stock Purchase Plan, (2) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act of 1933, as amended (the “Securities Act”) and (3) the Company has no obligations (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

The Company has furnished to the Purchaser true and correct copies of the Company’s certificate of incorporation, including any certificates of designation (the “Certificate of Incorporation”) as in effect on the date hereof, and the Company’s by-laws (the “By-laws”) as in effect on the date hereof.  The Company is not in violation of any provision of its Certificate of Incorporation or By-laws.  Except as set forth in the Certificate of Incorporation or on Schedule 4(p) none of the Note or Series B are subject to preemptive rights or any other similar rights of the stockholders of the Company.

(q)                                 Financial Statements.  The Company has delivered or caused to be delivered to the Purchaser audited consolidated balance sheets and audited consolidated statements of income and retained earnings and cash flows of the Company and any Subsidiaries, as applicable, as of March 31, 2001, and March 31, 2002 (the “Delivered Financial Statements”).  Attached hereto as Schedule 4(q) are an unaudited consolidated balance sheet of the Company and the Subsidiaries, as applicable, as of March 31, 2003, and unaudited consolidated statements of income of the Company and any Subsidiaries, as applicable, for the year ended March 31, 2003 (the “2003 Financial Statements”).  Except as set forth on Schedule 4(q), the Delivered Financial Statements were prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and the results of operations of the Company and the Subsidiaries, as applicable, as of the dates, and for the periods, referred to therein.  Except as set forth on Schedule 4(q), the 2003 Financial Statements were prepared in conformity with GAAP applied on a consistent basis (except for the lack of footnote disclosure) and present fairly, in all material respects, the financial position and the results of operations of the Company and the Subsidiaries, as applicable, as of the dates, and for the periods, referred to therein.

(r)                                    SEC Documents.  Set forth in Schedule 4(r) is a list of all reports,

schedules, forms, statements and other documents filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”) since March 31, 2003. Except as set forth on Schedule 4(r), the Company has delivered to the Purchaser true and complete copies of the SEC Documents.  As of their respective dates, the SEC Documents complied with the requirements of the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(s)                                  Foreign Corrupt Practices Act.  Neither the Company nor any Subsidiary, director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary has, in the course of his, her or its actions for, or on behalf of, the Company or any Subsidiary, offered or made, directly or indirectly through any other Person, any payments of anything of value (in the form of a contribution, gift, entertainment or other expense), to (a) any Person employed by, or acting in an official capacity on behalf of, any governmental agency, department or instrumentality, or (b) any foreign or domestic government official, political party or official of such party, or any candidate for political office or employee thereof. Neither the Company, any Subsidiary, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or unlawful payment to any foreign or domestic government or political party official, employee, appointee or candidate.

(t)                                    Material Contracts.  Each contract of the Company or a Subsidiary of the Company the absence of which would reasonably be expected to have a Material Adverse Effect (each “Material Contract”) is listed on Schedule 4(t) hereof. Each such Material Contract is the legal, valid and binding obligation of the Company, enforceable against the Company and/or such Subsidiary, as the case may be, in accordance with its terms.  Except as set forth on Schedule 4(t) there has not occurred any breach, violation or default by the Company or any event that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, would constitute a breach, violation or default by the Company or a Subsidiary, as the case may be, under any such contract or, to the knowledge of the Company or its Subsidiary, as the case may be, by any other Person to any such contract.  Except as set forth on Schedule 4(t) neither the Company nor any Subsidiary has been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

(u)                                 Right of First Refusal; Voting and Registration Rights.  To the Company’s actual knowledge and except as set forth on Schedule 4(u) or in the Certificate of Incorporation, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right or other similar right with respect to the Note or Series B.  Except as set forth on Schedule 4(u) or in the Certificate of Incorporation or the By-laws of the Company or any of its Subsidiaries, there are no agreements to which the Company or any of its Subsidiaries is a party and no agreements by which the Company, any of its Subsidiaries are bound, which (1) may restrict the voting rights of the Purchaser with respect to the Note or Series B in its capacity as a stockholder of the Company, (2) restrict the ability of the Purchaser, or any successor thereto or assignee or transferee thereof, to transfer the Note or Series B, (3) require the vote of more than a majority of the Company’s issued and outstanding Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under Delaware law, or (4) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other Person as a director of the Company in each case, except as provided for in or contemplated by this Agreement.

(v)                                 Compliance with Laws.  Except as set forth in Schedule 4(v), neither the Company nor any Subsidiary has received notification from any Governmental Entity (1) asserting a material violation of any law, statute, ordinance or regulation or the terms of any judgments, orders, decrees, injunctions or writs applicable to the conduct of its business, (2) threatening to revoke any material license, franchise, permit or government authorization, or (3) materially restricting or in any material way limiting its operations as currently conducted.  Except as set forth in Schedule 4(v), the Company is in full compliance with all laws, governmental rules, and  regulations to which it is subject, the violation of which would reasonably be expected to result in a Material Adverse Affect.

(w)                               Employee Relations.  All material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock plan, stock option or award plan, health and medical insurance plans, life insurance and disability insurance plans, other material employee benefit plans, contracts or arrangements which cover multiple employees of the Company or the Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively, the “Employee Benefit Plans”), are listed on Schedule 4(w).  No Employee Benefit Plans are or were collectively bargained for or have terms requiring assumption of any guarantee by the Purchaser.

There have been no violations of ERISA or the Internal Revenue Code of 1986, as amended (the “Code”) by the Company relating to any Employee Benefit Plan that would reasonably be expected to have a Material Adverse Effect.  The Company has timely filed all documents, notes and reports (including IRS Form 5500) for each such Employee Benefit Plan with all applicable governmental authorities and has timely furnished all required documents to the participants or beneficiaries of each such Employee Benefit Plans, except where the failure to timely file or furnish the foregoing would not reasonably be expected to have a Material Adverse Effect.

The Company and its Subsidiaries have operated and administered all plans, programs and arrangements providing compensation and benefits to employees materially in accordance with their terms and applicable laws.

The Company and its Subsidiaries are not delinquent in payments to any of their employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed through the date hereof.  The Company and its Subsidiaries are in compliance with all applicable federal and state laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, except for either immaterial instances of noncompliance or instances of noncompliance of which the Company is unaware. Neither the Company nor any Subsidiary is party to any collective bargaining agreement.  There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or involving the Company or any Subsidiary.

No director, officer or other employee of the Company or any Subsidiary will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Employee Benefit Plan) solely as a result of the transactions contemplated in this Agreement; and no payment made or to be made to any current or former employee or director of the Company or any of its Affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.  For the purposes of this Agreement “Affiliate” has the meanings assigned to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(x)                                   Brokers.  There is no investment banker, broker, finder, financial advisor or other Person which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement payable by Purchaser.

(y)                                 Environmental Matters.  (i) (A) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Person against, the Company or any Subsidiary, and no penalty has been assessed against the Company or any Subsidiary, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) to the actual knowledge of the Company, the Company and its Subsidiaries are in compliance with all Environmental Laws; and (iii) to the actual knowledge of the Company, there are no liabilities of or relating to the Company or any Subsidiary relating to or arising out of any Environmental Law.

For purposes of this Agreement, the term “Environmental Laws” means federal and state, statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders and codes, relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to:  (A) petroleum, asbestos, or polychlorinated biphenyls and (B) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

(z)                                   Related-Party Transactions.  Except as set forth on Schedule 4(z) hereto, no employee, officer, director, or Affiliate of the Company or member of his or her immediate family is currently indebted to the Company or any of its Subsidiaries in an aggregate amount in excess of $50,000, nor is the Company or any of its Subsidiaries indebted to any of such individuals in an aggregate amount in excess of $50,000. Except as set forth on Schedule 4(z)

hereto, as of the date hereof none of such Persons has any direct or indirect ownership interest exceeding ten percent in any firm or corporation with which the Company is affiliated (other than any Subsidiary) or with which the Company has a material business relationship, or any firm or corporation that directly competes with the Company.  No officer or director of the Company is a party to any Material Contract with the Company, other than contracts relating to his or her employment or service as a director.

(aa)                            Insurance.  The Company has in force fire, casualty, product liability and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its material properties or assets which might be damaged or destroyed or sufficient to cover liabilities to which the Company or any Subsidiary may reasonably become subject.  The Company has directors’ and officers’ liability insurance policies (primary and excess) that are in full force and effect for an aggregate of $10 million of coverage.

(bb)                          Acknowledgment Regarding the Purchaser’s Purchase of the Securities.  The Company acknowledges and agrees that the Purchaser and its agents, employees, attorneys and affiliates are not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, and the relationship between the Company and the Purchaser is “arms length” and that, except for the representations and warranties of the Purchaser under this Agreement, any statement made by the Purchaser or any of its representatives, employees, attorneys, affiliates or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Purchaser’s purchase of Securities and has not been relied upon by the Company, its officers or directors in any way.  The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement has been based solely on an independent evaluation by the Company and its representatives.

(cc)                            Disclosure.  No representation or warranty by the Company contained in the Transaction Documents, and no representation, warranty or statement by the Company contained in any certificate or schedule furnished to the Purchaser pursuant to the Transaction Documents, contains any untrue statement by the Company of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading.

5.                                       Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company that:

(a)                                  Purchase Entirely for Own Account.  The Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in any manner that would cause issuance of the Securities hereunder to fail to be exempt from the registration requirements of the Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in any manner that would cause issuance of the Securities hereunder to fail to be exempt from the registration requirements of the Act.  The Purchaser has not been formed for the specific purpose of acquiring any of the Securities.

(b)                                 Knowledge.  The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.  Without limiting the foregoing, the Purchaser is aware that the Company intends to restate its financial statements for at least the second and third quarter of the fiscal year ended March 31, 2003 (“Fiscal 2003”), has issued an earnings warning for the fourth quarter of fiscal 2003, is the subject of an informal inquiry and a pending delisting proceeding with the Nasdaq and an informal inquiry from the SEC and is named as a defendant in several pending class action and shareholder derivative lawsuits.  Nothing contained in this Section 5(b) shall be deemed to in any way qualify any of the representations and warranties of the Company contained in Section 4.

(c)                                  Restricted Securities.  The Purchaser understands that the Securities have not been registered under the Act, by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(d)                                 Legends.  The Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(i)                                     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(ii)                                  Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(e)                                  Accredited Investor.  The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Act.

6.                                       Financial Statements and Information.  The Company shall deliver to the Purchaser so long as the Purchaser holds the Note:

(a)                                  Quarterly Statements.  Within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of, (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a senior financial officer of the Company as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6(a).

(b)                                 Annual Statements.  Except with respect to fiscal 2003, within 105 days after the end of the fiscal year of the Company, copies of, (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that delivery within the time period specified above of copies of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Security Exchange Act of 1934, as amended) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6(b).

(c)                                  SEC and Other Reports.  Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular and periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by the Purchaser), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission.

(d)                                 Notice of Default or Event of Default.  Promptly, and in any event within five days after the chief financial officer, principal accounting officer, treasurer or controller (each, a “Senior Financial Officer”) of the Company becoming aware of the existence of any event or condition, not otherwise disclosed herein or in the schedules hereto, the occurrence or existence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default (as hereinafter defined) (a “Default”) or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

(e)                                  Requested Information.  With reasonable promptness, such other data and information relating to the operations, condition (financial or otherwise), business, assets or liabilities of the Company, or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Note as from time to time may be reasonably requested by the Purchaser.

(f)                                    Notices from Governmental Entity.  Promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Entity relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect.

7.                                       Additional Agreements of the Parties.

(a)                                  Use of Proceeds.  The Company shall use the net cash proceeds from the sale of the Note for working capital purposes.

(b)                                 Visits and Inspections.  The Company agrees to permit, or, in the case of properties, books, records or persons not within its immediate control, promptly take such actions as are reasonably practicable in order to permit, representatives (whether or not officers or employees) of the Purchaser, from time to time upon reasonable advance notice to the chief executive officer, secretary or chief financial officer of the Company, as often as may be reasonably requested, to (i) visit and inspect any properties of the Company and its Subsidiaries, (ii) inspect and make extracts from the books and records of the Company and its Subsidiaries, including management letters prepared by its independent certified public accountants, and (iii) discuss with any person, including the principal officers and the independent certified public accountants of the Company, the results of operations, condition (financial or otherwise), business, assets or liabilities of the Company.  All such information received shall be held by the Purchaser and its representatives subject to the confidentiality requirements of that certain Mutual Nondisclosure Agreement, dated as of May 27, 2003 by and between the Company and VantagePoint Venture Partners (the “Nondisclosure Agreement”).

(c)                                  No Impairment.  The Company will not, by amendment of its Certificate or By-laws, or through reorganization, consolidation, merger, dissolution, issuance or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Purchaser under this Agreement against wrongful impairment.

(d)                                 Compliance with Law.  The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e)                                  Insurance.  The Company will and will cause each of its Subsidiaries to maintain, with financial sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.  So long as the Note is outstanding, the Company shall maintain directors and officers insurance policies with an aggregate policy limit of at least ten million dollars ($10,000,000)

(f)                                    Maintenance of Properties.  The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a Materially Adverse Effect.

(g)                                 Payment of Taxes.  The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(h)                                 Corporation Existence.  The Company will at all times preserve and keep in full force and effect its corporation existence.  The Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

(i)                                     Transactions with Affiliates.  The Company will not and will not permit any Subsidiary to enter into directly or indirectly any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or rendering of any services) with any affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a person not an affiliate of the Company.

(j)                                     Merger, Consolidation, etc.  The Company shall not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any person unless (i) the successor formed by such consolidation or the survivor of such merger or the person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the U.S. or any state thereof (including the District of Columbia), and, if the Company is not such a corporation, such corporation shall have executed and delivered to the Purchaser its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Note and the other Transaction Documents; and (ii) immediately after giving effect to such transaction, no Default or Event of Default (as hereinafter defined) shall have occurred and be continuing.  No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 7(k) from its liability under this Agreement, the Note or the other Transaction Documents.

(k)                                  Contingent Warrant Issuance.  The Company and Purchaser acknowledge that concurrently herewith Purchaser is entering into an Option Agreement (the “Option Agreement”) with 550 Digital Media Ventures, Inc. (“550 DMV”), pursuant to which Purchaser is being given the right to purchase certain shares of the Company’s capital stock from 550 DMV.  If Purchaser does not exercise its option to purchase such stock under the Option Agreement within 120 days of the date hereof, Purchaser may elect, by written notice to the Company given within ten (10) days of the expiration of such 120 day period, to transfer all its rights under the Option Agreement to the Company in exchange for the Warrant.

(l)                                     Indemnification.  The Company agrees to protect, indemnify, defend and hold harmless Purchaser and all of its affiliates, partners, and their respective directors, members, attorneys (including, without limitation, those retained in connection with the transactions contemplated by the Transaction Documents), representatives, officers, and employees (collectively, the “Indemnitees”) from and against any and all liabilities, losses, damages or expenses (including in respect of or for attorney’s fees and other expenses) of any kind or nature and from any suits, claims or demands, causes of action, proceedings, (payable by the Company monthly in advance of being incurred if the Company is not immediately assuming satisfactory defense of the matter, in the amounts reasonably estimated by the Purchaser to be incurred) arising on account of, relating to, in connection with, or as a result of (i) any breach of a representation or warranty of the Company contained herein, (ii) any breach of any covenant, agreement or obligation of the Company contained in any of the Transaction Documents or in

Term Sheet #2 (as defined in Section 10(b)), (iii) any use by the Company of any proceeds of the Note, and (iv) any violation by the Company, its Subsidiaries or their respective officers, directors and employees of the Act, the Exchange Act, or any other applicable rule, regulation or law arising on account of, relating to, in connection with, or as a result of the Transaction Documents and/or the transactions contemplated therein or in Term Sheet #2 (as defined in Section 10(b)), except to the  extent such liability is finally judicially determined to directly arise from the willful misconduct or gross negligence of any such Indemnitee.  Upon receiving knowledge of any suit, claim or demand asserted by a third party that Purchaser believes is covered by this indemnity, Purchaser shall give the Company notice of the matter and an opportunity to defend it, at the Company’s sole cost and expense, with legal counsel reasonably satisfactory to Purchaser. Any failure or delay of Purchaser to notify the Company of any such suit, claim or demand shall not relieve the Company of its obligations under this Section 7(l) but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such failure or delay which is unreasonable.  The obligations of the Company under this Section 7(l) shall survive the payment and performance of the Company’s obligations under the Transaction Documents.

8.                                       Events of Default.  An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                                  Failure to Pay.  The Company’s failure to pay any of the Principal Amount (as defined in the Note) due under the Note on the date the same becomes due and payable, or any accrued interest or other amounts due under the Note after the same becomes due and payable; or

(b)                                 Representations and Warranties.  Any representation and warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(c)                                  Default in Performance.  The Company defaults in the performance of or compliance with any term contained herein and such default is not remedied within 30 days after the earlier of (i) an officer of the Company obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from the Purchaser (any such written notice to be identified as a “notice of default”); or

(d)                                 Other Defaults.  The Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in any aggregate principal amount of at least $100,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $100,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(e)                                  Inability to Pay Debts.  The Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other similar officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporation action for the purpose of any of the foregoing; or

(f)                                    Defaults under Security Agreement.  Any Event of Default under the Security Agreement; or

(g)                                 Monetary Judgments.  A final judgment or judgments for the payment of money (including a determination by the Pension Benefit Guaranty Corporation that the Company is so liable) aggregating in excess of $250,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.

9.                                       Remedies on Default, Etc.

(a)                                  Acceleration.

(i)                                     If an Event of Default with respect to the Company described in Section 8(e) has occurred, the Note shall automatically become due and payable.

(ii)                                  If any other Event of Default has occurred and is continuing, the Purchaser may at any time at its option, by notice to the Company, declare the Note to be immediately due and payable.

Upon the Note becoming due and payable under this Section 9(a), whether automatically or by declaration, the Note will forthwith mature and the entire unpaid principal amount of the Note plus all accrued and unpaid interest thereon shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  Effective upon an Event of Default that is not cured, the interest rate on the Note shall increase by the lesser of (i) 2% or (ii) the maximum penalty as shall be permitted by applicable law (the “Default Rate”).

(b)                                 Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 9(a), the Purchaser may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in the Note or in the other Transaction Documents, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

(c)                                  No Waiver or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of the Purchaser in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Purchaser’s rights, powers and remedies.  No right, power or remedy conferred by this Agreement, the Note or the Security Agreement upon the Purchaser shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 9(a), the Company will pay to the Purchaser on demand such further amount as shall be sufficient to cover all costs and expenses of the Purchaser incurred in any enforcement or collection under this Section 9, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

10.                                 Miscellaneous.

(a)                                  Transaction Expenses.  The Company shall pay to Purchaser at the Closing, Purchaser’s attorneys’ fees and due diligence expenses incurred in connection with this transaction.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including attorneys’ fees) incurred by Purchaser in connection with the transactions contemplated hereby.

(b)                                 Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Note and the purchase or transfer by the Purchaser of the Note or portions thereof or interest therein, and may be relied upon by any subsequent holder of the Note, regardless of any investigation made at any time by or on behalf of the Purchaser or any such holder, until such time as the Note is paid in full.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, the Transaction Documents and the Nondisclosure Agreement embody the entire agreement and understandings between the Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof, except that certain Term Sheet #2, dated as of July 1, 2003, (“Term Sheet #2”) shall continue in full force and effect according to its terms as it relates to a potential PIPE transaction described therein and the rights of the Purchaser contained under “Due Diligence Period and Right to Invest” and the “Miscellaneous” clause contained therein.  Without limiting the foregoing, the section of Term Sheet #2 entitled “Indemnification” is hereby superseded by this Agreement.

(c)                                  Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Notwithstanding the foregoing, the Purchaser may assign its rights under this Agreement in whole or in part to any of its affiliates.  No such assignment shall relieve the Purchaser of any of its obligations hereunder.  The Company shall not have the right to assign this Agreement without the Purchaser’s written consent.

(d)                                 Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(e)                                  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(f)                                    Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  Except as otherwise stated, all section and schedule references refer to Sections and Schedules in this Agreement.

(g)                                 Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 3 business days after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth on the signature page hereto or as subsequently modified by written notice.

(h)                                 Finder’s Fee.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.  The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(i)                                     Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the Company and the Purchaser.  Any amendment or waiver effected in accordance with this Section shall be binding upon the Purchaser and each transferee of the Securities, each future holder of all such Securities, and the Company.

(j)                                     Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(k)                                  Payments Due on Non-Business Days.  Anything in this Agreement or the Note to contrary notwithstanding, any payment of principal or interest on the Note that is due on a date other than a business day shall be made on the next succeeding business day without including the additional days elapsed in the computation of the interest payable on such next succeeding business day.

(l)                                     Construction.  All provisions of this Agreement have been negotiated at arms length, each party having legal counsel, and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof, notwithstanding that each party may have signed a separate signature page.  The language in this Agreement shall be construed as to its fair meaning and not strictly for or against any party.

[Signature Page Follows]

The parties have executed this Secured Note Purchase Agreement as of the date first written above.

COMPANY:

EUNIVERSE, INC.

By:	/s/ Brad Greenspan
Brad Greenspan, Chief Executive Officer

Address:

6060 Center Drive
Suite 300
Los Angeles, CA 90045

PURCHASER:

VP ALPHA HOLDINGS IV, L.L.C.
By:	Vantage Point Venture Associates IV, L.L.C., its Managing Member

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman
Title: Managing Member

Address:

c/o Vantage Point Venture Partners
1001 Bayhill, Suite 300
San Bruno, CA 94066
Facsimile: 650-869-6344

[SIGNATURE PAGE TO SECURED NOTE PURCHASE AGREEMENT]